LETTER OF INTENT

This letter of intent ("***Letter of Intent***"), dated as of July 28, 2026, is entered into by and among Lvpai Group Co., Limited, a Nevada corporation ("***LVPA***") and Shanghai Yihang Network Technology Co., Ltd., a Shanghai China Company ("***Yihang***") as set forth on the signature page hereto (each a ***"Selling Shareholder"*** and collectively ***"Selling Shareholders"***) , whereby LVPA would acquire Yihang pursuant to the terms and subject to the conditions set forth herein. LVPA and the Selling Shareholders each may be referred to herein as a ***"Party"*** and together as the ***"Parties"***. This Letter of Intent contains certain nonbinding agreements and nonbinding understandings with respect to the acquisition summarized below.

1. **Acquisition:** LVPA would acquire 100% of the equity of Yihang from the Selling Shareholders (the "***Transaction***"). The Transaction is expected to close no later than December 28, 2026

2. **Settlement of Consideration:** In connection with the Transaction, LVPA would provide the Selling Shareholders with equity consideration in newly-issued unregistered shares of common stock, par value $0.001 per share. The exact number of shares of common stock to be issued shall be determined based on the valuation of Yihang as set forth in a third-party appraisal report to be prepared by an independent valuation firm after completion of due diligence, and such number shall be calculated in accordance with a formula to be mutually agreed upon in the definitive agreement.

3. **Due Diligence and Audit Assignment:** Upon execution of this Letter of Intent, LVPA shall conduct a business, financial and legal due diligence investigation of Yihang, their business and operations. In connection with such due diligence, the Selling Shareholders and Yihang will give LVPA and its representatives reasonable access to management, books, records, financial statements and properties of Yihang to enable LVPA to complete its confirmatory due diligence investigation.

4. **Closing Conditions:** The Parties' obligation to close the Transaction consistent with the terms set forth in this Letter of Intent are subject in all respects to: (a) LVPA's satisfactory completion of its due diligence and (b) final approval of the Transaction and the Definitive Agreement by LVPA's Board of Directors.

5. **Public Announcement:** The parties mutually agreed that this LOI will be disclosed as required by rules and regulation stipulated by Securities and Exchange Commission.

6. **Confidentiality:** All negotiations regarding the business between LVPA and Yihang shall be confidential and not to be disclosed with anyone other than the respective advisors and internal staff of the parties and necessary third parties, except those information as stated in this LOI, for the reason as indicated in Clause 4 above, unless prior written notice and/or consent is obtained from the other party otherwise not permitted to do so.

7. **Laws:** This LOI is non-legally binding save for the provision relating to, among other things, Due Diligence Review, exclusivity, confidentiality, costs, governing laws and jurisdiction of the LOI. This LOI shall be governed by and construed in accordance with the China Company Law.

8. **Changes:** This LOI sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the Parties. This LOI is non-exclusive and cannot be modified, changed, or can any of its provisions be waived except by written agreement signed by all Parties.

9. **Consents:** The Parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement.

10. **Entire Agreement:** This Letter of Intent represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Letter of Intent can be amended, supplemented or changed only by a written instrument executed by all the Parties.

11. **Counterparts:** This Letter of Intent may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Letter of Intent and all of which, when taken together, will be deemed to constitute one and the same agreement.

12. **Notice:** Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit by International Courier, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties constitutes "service" thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written to each of the other Parties hereto: Said addresses are as first indicated at commencement of this LOI.

13. **Termination:** Either Party may terminate this LOI at any time by providing written notice to the other Party without incurring liability or cost to the other Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Letter of Intent to be duly executed as of the date hereof.

Date: July 28, 2026

Lvpai Group Co., Limited.

____

Shanghai Yihang Network Technology Co., Ltd.

____